UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2008
BMP SUNSTONE CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-51409	20-0434726

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

600 W. Germantown Pike, Suite 400,
Plymouth Meeting, Pennsylvania	19462

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone, including area code: (610) 940-1675
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 31, 2008, BMP Sunstone Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Fred M. Powell, pursuant to which Mr. Powell will continue to serve as the Company’s Chief Financial Officer. The term of the agreement continues through March 30, 2009 (the “Employment Term”). The Employment Term will automatically be extended for successive one-year periods thereafter, unless either the Company or Mr. Powell elects not to renew the Employment Term by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period.
     Under the Employment Agreement, the Company will pay Mr. Powell a base salary of $325,000 per year. In addition, Mr. Powell will be eligible for an annual cash bonus in an amount of up to 40% of the base salary, to be determined by the Company’s Chief Executive Officer (“CEO”) and approved by the compensation committee of the board of directors (the “Board”) of the Company. Mr. Powell also will be entitled to receive option grants during the Employment Term, as the CEO and compensation committee of the Board may determine.
     The Company may terminate Mr. Powell’s employment at any time with or without “cause” by providing him with at least 90 days’ prior written notice of such termination. Similarly, Mr. Powell may terminate the agreement at any time by providing the Company with at least 90 days’ notice. In addition, the Company may terminate Mr. Powell’s employment for “cause” immediately upon written notice.
     Upon a termination of Mr. Powell’s employment without “cause,” Mr. Powell will be entitled to certain severance benefits subject to his compliance with certain restrictive covenants included in the Employment Agreement and the execution of a general release. Pursuant to such a termination of Mr. Powell’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Mr. Powell will receive his base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control, Mr. Powell will receive his base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.
     The Employment Agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Han’s termination of employment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMP SUNSTONE CORPORATION

Date: April 4, 2008	By:	/s/ Fred M. Powell

Name: Fred M. Powell
Title: Chief Financial Officer